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                                                                    EXHIBIT 99.1

                                                                      ICCMIC
                                                                      ------

FOR IMMEDIATE RELEASE

                IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT
                      CORP. ANNOUNCES QUARTERLY DIVIDEND

LOS ANGELES, CALIFORNIA, June 25, 1998. Imperial Credit Commercial Mortgage Investment Corp. (Nasdaq: ICMI) today announced that its Board of Directors has declared a cash dividend of $0.28 per share of Common Stock for the quarter ending June 30, 1998. The dividend will be payable on July 23, 1998 to shareholders of record at the close of business on July 9, 1998.

"We are pleased that we have acquired additional mortgage loan investments as well as income-producing real estate assets meeting our risk-adjusted yield requirements," said Mark S. Karlan, President and CEO of the Company. "Our pipeline of investment opportunities continues to grow, and we have strengthened our capability to source, acquire and manage appropriate assets. We expect to announce our second quarter investments in early July."

Imperial Credit Commercial Mortgage Investment Corp. is a publicly traded real estate investment trust that invests primarily in performing multifamily and commercial mortgage loans, real property and interests in multifamily and commercial mortgage-backed securities. The Company is managed by Imperial Credit Commercial Asset Management Corporation, a wholly-owned subsidiary of Imperial Credit Industries, Inc. (Nasdaq: ICII).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's Registration Statement on Form S-11, as amended, and other documents filed by the Company with the Securities and Exchange Commission.

For further information, please contact Michael Meltzer, Chief Financial Officer, at (310) 231-5906 or Karen Montandon, Investor Relations, at (310) 791-8022.